Exhibit 23.1

CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2022, with respect to the consolidated financial statements included in the Annual Report of StoneMor Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statement of StoneMor Inc. on Form S-8 (File No. 333-250154).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

March 31, 2022